FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust

Fund	Fidelity Minnesota Municipal Income Fund
Trade Date	2/9/2016
Settle Date	3/3/2016
Security Name	MN PFA REVOLVE 5% 3/1/30
CUSIP	604115CM5
Price	126.124
Transaction Value	$ 6,495,386.00
Class Size	$ 153,320,000.00
% of Offering	3.359%
Underwriter Purchased From	Morgan Stanley
Underwriting Members: (1)	Morgan Stanley
Underwriting Members: (2)	City Securities Corp.
Underwriting Members: (3)	Fidelity Capital Markets
Underwriting Members: (4)	FTN Financial Capital Markets
Underwriting Members: (5)	Jefferies LLC
Underwriting Members: (6)	Raymond James
Underwriting Members: (7)	U.S. Bancorp Investments, Inc.